STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.
                                    Depositor

                     WELLS FARGO BANK, NATIONAL ASSOCIATION
                  Master Servicer and Securities Administrator

             STRUCTURED ASSET MORTGAGE INVESTMENTS II TRUST 2005-AR4
                                     Issuer

               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-AR4

                         Supplement dated August 9, 2005
                  Prospectus Supplement dated July 27, 2005 to
                       Prospectus dated December 20, 2004

Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated July 27, 2005.

The first and second sentences of the section entitled "Summary of Prospectus Supplement -- Record Date" on page S-9 of the prospectus supplement shall be deleted and replaced with the following:

         For each class of offered certificates, other than the Class A-1 certificates, the Class A-4 certificates, the subordinate certificates and the residual certificates, and for any distribution date, the close of business on the last business day of the month preceding the month in which such distribution date occurs. With respect to the Class A-1 certificates, the Class A-4 certificates and the subordinate certificates, and for any distribution date, the 24th day of the month of that distribution date.

The first and second sentences of the definition of "Record Date" in the section entitled "Glossary" on page S-119 of the prospectus supplement shall be deleted and replaced with the following:

         For each class of offered certificates (other than the Class A-1 certificates, the Class A-4 certificates, the residual certificates and the subordinate certificates) and each distribution date, will be the close of business on the last business day of the month preceding the month in which such distribution date occurs. For each class of the Class A-1 certificates, the Class A-4 certificates and the subordinate certificates and each distribution date, will be the 24th day of the month of that distribution date.

                            BEAR, STEARNS & CO. INC.

Until 90 days after the date of this Supplement, all dealers effecting transactions in the Certificates offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus Supplement and Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus Supplement and Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.